                                                                    EXHIBIT 99.1


[COO LISTED NYSE LOGO]                               [THE COOPER COMPANIES LOGO]

                                                              21062 Bake Parkway
                                                           Lake Forest, CA 92630
                                                                    888-822-2660
                                                               Fax: 949-597-0662

NEWS RELEASE

          CONTACT:

          Norris Battin
          The Cooper Companies, Inc.
          @coopercompanies.com

          FOR IMMEDIATE RELEASE

            THE COOPER COMPANIES REPORTS SECOND QUARTER 2004 RESULTS

           Revenue $120.6 Million, Ahead 25%--18% in Constant Currency
                              EPS 64 Cents, Up 33%

LAKE FOREST, Calif., June 3, 2004 -- The Cooper Companies, Inc. (NYSE: COO) today reported results for its fiscal second quarter ended April 30, 2004.

Second Quarter Highlights

     o Revenue $120.6 million, 25% above the second quarter of 2003, 18% in constant currency.

     o    Operating income $27.8 million, 32% above the second quarter of 2003.

     o    EPS 64 cents versus 48 cents, up 33%; trailing twelve months $2.40.

     o Cash flow (income before income taxes plus depreciation and amortization) per share 93 cents, up from 73 cents in the second quarter of 2003; trailing twelve months $3.53.

Revenue and Earnings Per Share Guidance

     o Cooper now expects fiscal 2004 revenue of $483 million to $493 million, assuming no major changes in exchange rates, and earnings per share of $2.55 to $2.58. The previous fiscal 2004 guidance was revenue of $480 million to $490 million and earnings per share of $2.51 to $2.54. The revised guidance assumes an effective tax rate or ETR (provision for taxes divided by income before taxes) of 22%, down from 23% in the last guidance Cooper issued.

          Expecting continued strong worldwide sales of specialty contact lenses, CooperVision (CVI) anticipates fiscal 2004 revenue of $383 million to $390 million, assuming no major changes in exchange rates. CooperSurgical (CSI), the Company's women's healthcare medical device business, expects revenue of $100 million to $103 million for fiscal 2004.

     o For the third fiscal quarter, Cooper expects revenue of $123 million to $128 million--$98 million to $101 million for CVI and $25 million to $27 million for CSI--with earnings per share of 66 cents to 68 cents. Cooper has not previously issued third quarter guidance.

     o For fiscal 2005, Cooper now expects revenue of $550 million to $558 million and earnings per share of $3.02 to $3.07 with a 21% effective tax rate. This guidance assumes that Cooper's $115 million of convertible debt reaches its conversion share price resulting in dilution of about 1 cent per share per quarter as shares outstanding increase. Previous guidance was revenue of $535 million to $550 million and earnings per share of $2.97 to $3.04 with a 22% ETR.

Operating Income Highlights ($'s in millions)

--------------------------------------------------------------------------------------------------------------------

                                             Three Months Ended April 30,
--------------------------------------------------------------------------------------------------------------------
                               Revenue                                           Operating Income
--------------------------------------------------------------------------------------------------------------------
                                                %                              %         % Revenue        % Revenue
                             2004     2003      Inc.         2004     2003     Inc.         2004             2003
--------------------------------------------------------------------------------------------------------------------
CVI                         $ 95.1    $78.1     22%          $25.8    $20.2    28%           27%              26%
CSI                           25.5     18.3     39%            4.6      4.0    16%           18%              22%
                            ------   ------                 ------   ------
Subtotal                     120.6     96.4     25%           30.4     24.2    26%           25%              25%
Corporate expense               -         -      -            (2.6)    (3.0)    -             -                -
                            ------   ------                 ------   ------
--------------------------------------------------------------------------------------------------------------------
Total                       $120.6    $96.4     25%          $27.8    $21.2    32%           23%              22%
                            ======    =====                  =====    =====
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

                                              Six Months Ended April 30,
--------------------------------------------------------------------------------------------------------------------
                             Revenue                                             Operating Income
--------------------------------------------------------------------------------------------------------------------
                                                %                              %         % Revenue        % Revenue
                             2004      2003     Inc.         2004     2003     Inc.         2004             2003
--------------------------------------------------------------------------------------------------------------------
CVI                          $182.1    $150.9   21%           $48.4   $38.5    26%           27%              26%
CSI                            48.2      39.5   22%            10.0     7.9    28%           21%              20%
                             ------    ------                ------  ------
Subtotal                      230.3     190.4   21%            58.4    46.4    26%           25%              24%
Corporate expense                 -         -    -             (5.7)   (5.4)     -            -                -
                             ------    ------                 -----   -----
--------------------------------------------------------------------------------------------------------------------
Total                        $230.3    $190.4   21%           $52.7   $41.0    29%           23%              22%
                             ======    ======                 =====   =====
--------------------------------------------------------------------------------------------------------------------


Second Quarter 2004 Revenue and Expense Summary

Cooper's second quarter revenue of $120.6 million was 25% above last year's second quarter, 18% in constant currency. Gross margin was 65% in both periods.

Selling, general and administrative expense grew 23% and was 41% of revenue, the same as in last year's second quarter. Corporate expense decreased to $2.6 million, down 17% from the previous quarter, and down 13% from the second quarter of 2003, as expenses to maintain Cooper's global trading arrangement declined.

Operating income grew 32% and improved to 23% of revenue versus 22% in last year's second quarter. Total operating expenses were 42% of revenue, down from 43% in last year's second quarter.

Currency fluctuations did not significantly impact operating income in the quarter. Because CVI manufactures the majority of its lenses in the United Kingdom with costs denominated in pounds sterling and CSI imports some of its products from Europe and Canada, the unfavorable currency translation of manufacturing and operating costs tends to offset the currency gains on overseas revenue.

Income before taxes grew 36%, including income from the sale of securities partially offset by several smaller nonrecurring transactions. Interest expense fell 12%, reflecting both a general decrease in interest rates and the Company's refinancing of part of its higher interest debt.

Because accounting principles generally accepted in the United States require the projected fiscal year ETR to be used when reporting year-to-date results, the ETR decreased to reflect the favorable shift of business through jurisdictions with lower tax rates. This resulted in a 21% ETR in the second quarter. Cooper now expects that the ETR for 2004 will be 22%, down from the 23% reported in its first quarter results and 25% used for the second quarter of 2003.

Compared to the second quarter of 2003, the number of shares used to calculate diluted earnings per share increased 7% to 33.9 million shares.

Without the contribution of the cumulative catch-up for the year-to-date lower ETR and nonrecurring items, second quarter earnings per share would have been 62 cents.

Second Quarter 2004 Business Unit Operating Summaries ($'s in millions)

----------------------------------------------------------------------------------------
                                    CooperVision                   CooperSurgical
                            -----------------------------    ---------------------------
                              2004       %     % chg vs       2004    % Rev   % chg vs
                                        Rev      2003                           2003
----------------------------------------------------------------------------------------
Net sales                      $95.1              22%         $25.5     100%     39%

                                        100%                   11.4      45%     34%
                                                              -----
Cost of sales                   30.8     32%      21%          14.1      55%     44%
                               -----
Gross profit                    64.3     68%      22%           8.7      34%     67%

SG&A                            37.6     40%      20%           0.8       3%     37%
                                                              -----
R&D and amortization             0.9      1%     (18)%          9.5      37%     64%
                               -----                          -----
Total operating                 38.5     41%      18%         $ 4.6      18%     16%
expense                        =====                          =====

Operating income               $25.8     27%      28%
                               =====


Balance Sheet and Cash Flow Highlights

     o At the end of the second fiscal quarter, Cooper's days sales outstanding (DSO) decreased to 61 days from 71 days a year ago due to improved collection of CVI international receivables and the strengthening of the U.S. dollar in April. Cooper expects future DSO to generally be in the upper 60's to low 70's.

     o Inventory months on hand was 7.3 months at the end of the quarter versus 7.2 months in last year's second quarter, and 7.5 months at the end of this year's first quarter.

     o Capital expenditures were $12.4 million in the quarter, primarily to expand manufacturing capacity and continue the rollout of new information systems in selected locations. Cooper expects capital expenditures in fiscal 2004 of $40 million to $45 million as it doubles its U.K. manufacturing capacity to meet increasing demand especially during a favorable cost of capital environment.

     o    Depreciation and amortization was $3.9 million for the quarter.

CooperVision

"In our second quarter, CVI continued to grow faster than both the worldwide contact lens market and our competitors' results reported for the first calendar quarter," said A. Thomas Bender, Cooper's chief executive officer.

"Our specialty lens franchise--toric, cosmetic, and multifocal lenses and lenses to alleviate dry eye symptoms--continues to gain momentum, while our value-added monthly disposable spherical and aspherical products continue to capture market share from two-week commodity disposable spherical lenses. The Proclear product lines grew 41% and now represent more than 20% of CVI's worldwide business.

"CVI's global toric revenue, about 40% of our soft contact lens business, grew 24% in the quarter and 26% year to date. We believe that during the quarter we increased our market share in each geographic area where we compete.

"The market remains strong. During the first calendar quarter, contact lens revenue worldwide reported by the five leading contact lens manufacturers grew 17%--9% in constant currency--and increased 9% in the United States according to independent market research data."

CVI's operating margin in the second quarter was 27% versus 26% in last year's second quarter.

Second Quarter and Year-To-Date CooperVision Worldwide Highlights

     o CVI's worldwide revenue of $95.1 million grew 22% over last year's second quarter--14% in constant currency--and is 21% ahead for the year--13% in constant currency.

     o CVI's specialty lenses--toric, cosmetic, multifocal lenses and lenses to alleviate dry eye symptoms--grew 26% in the second quarter and accounted for nearly two-thirds of its soft lens business. Year to date, specialty lens revenue is ahead 27%.

     o Sales of toric lenses, which correct astigmatism, increased 24% in the second quarter and accounted for about 40% of CVI's contact lens revenue. Year to date, toric products are up 26%. All disposable toric products, the fastest growing toric lenses, grew 54% in the quarter and now represent about 70% of CVI's worldwide toric sales.

Second Quarter and Year-To-Date Geographic Revenue Highlights

     o In the United States, CVI's revenue, 47% of its business, grew 11% and is 14% ahead year to date. Revenue outside of the United States grew 33% in the second quarter and 27% year to date.

     o European revenue, about 37% of CVI's total revenue, grew 35% in the second quarter and is 29% ahead for the six-month period.

     o Asia-Pacific revenue grew 29% and now represents 5% of CVI's worldwide business. Year to date, Asia-Pacific sales are 22% ahead of last year.

     o Revenue in all other markets outside the United States, about 10% of CVI's revenue, grew 29% and is 23% ahead year to date.

CVI New Products

During the second quarter, CVI introduced its two-week disposable toric lens in Japan and Proclear disposable multifocal in major European markets. The Proclear multifocal launch in North American is scheduled in the second half of fiscal 2004.

CVI Second Quarter Expense Highlights

CVI's gross margin was 68% of revenue compared to 67% in the prior year's second quarter. Because CVI manufactures the majority of its lenses in the United Kingdom, the favorable impact of currency on revenue tends to be offset by the unfavorable translation of manufacturing and operating costs outside the United States. The effect of currency on operating income in the quarter was not significant.

CVI's SG&A expense grew 20% during the quarter compared to revenue growth of 22%.

Opti-Centre Acquisition

During the quarter, Cooper acquired all the outstanding shares of Les Laboratoires Opti-Centre, Inc., a Quebec based contact lens manufacturer which holds the patents covering CooperVision's multifocal lens design technology used in its Frequency and Proclear multifocal products. Cooper paid about $11.5 million cash for Opti-Centre which, in addition to royalties from CooperVision, had 2003 revenue of about $1.5 million from sales of contact lenses in Canada.

CooperSurgical

Revenue at CSI, Cooper's women's healthcare medical device business, grew 39% over last year's second quarter to $25.5 million with organic growth of 4%. CSI's operating margin was 18% for the quarter, down from 22% in the second quarter of 2003, reflecting integration expenses of two recent acquisitions - SURx and Milex - and increased marketing expenditures.

CSI plans to increase marketing expenses over the next 12 to 18 months for programs designed to increase the organic growth of its business. These programs will focus on CSI's products in the incontinence, infertility and female sterilization markets using its restructured sales force of 175 independent and direct sales representatives.

Earnings Per Share

All per share amounts in this news release refer to diluted per share amounts.

Non-GAAP Financial Measures

In this news release, we report Cooper's "cash flow per share" as 93 cents for the second quarter of fiscal 2004, 73 cents for the second quarter of 2003 and $3.53 for the 12 months ended April 30, 2004.

Although "cash flow per share" is a non-GAAP financial measure, we disclose it because we think it is the most appropriate measure of our liquidity and financial strength, particularly when calculated consistently over time.

In Cooper's case, cash flow per share is more informative than the more common non-GAAP measure of liquidity called "earnings before interest, taxes, depreciation and amortization" (EBITDA) because unlike most companies, Cooper does not expect to pay federal income taxes until about 2007, when we expect to exhaust the usage of our U.S. net operating loss carryforwards. Cooper has a significant competitive advantage, as most companies expend a large portion of their pretax profits on taxes. Readers should understand this and judge our financial strength accordingly.

To calculate "cash flow per share," we add back non-cash charges for depreciation and amortization to income before income taxes, and then divide the result by the average number of shares used to calculate diluted earnings per share. In the tables below, we reconcile earnings per share (the closest GAAP disclosure) to "cash flow per share" for all periods reported using the same diluted per share figures.



                                                     I.  For the Three Months Ended April 30,

                                                                  2004                               2003
                                                     ---------------------------------- ------------------------
                                                        $(000)    Per Share                $(000)    Per Share
                                                     -----------  ---------             -----------  ---------
Net income                                            $  21,699      $0.64               $  15,211      $0.48
                                                                     =====                              =====
Add:
Income taxes                                              5,818                              5,071
Depreciation                                              3,475                              2,578
Amortization                                                463                                399
                                                      ---------                          ---------
"Cash flow"                                           $  31,455      $0.93               $  23,259      $0.73
                                                      =========      =====               =========      =====

Shares (000)                                             33,931                             31,789
                                                      =========                          =========


                                                     II.  For the Six Months Ended April 30,

                                                                  2004                               2003
                                                     ---------------------------------- ------------------------
                                                        $(000)    Per Share                $(000)    Per Share
                                                     -----------  ---------             -----------  ---------
Net income                                            $  40,054      $1.19               $  29,066      $0.92
                                                                     =====                              =====
Add:
Income taxes                                             11,301                              9,689
Depreciation                                              6,719                              5,193
Amortization                                                808                                755
                                                      ---------                          ---------
"Cash flow"                                           $  58,882      $1.75               $  44,703      $1.41
                                                      =========      =====               =========      =====

Shares (000)                                             33,742                             31,696
                                                      =========                          =========



                                                     III.  For the Twelve Months Ended April 30, 2004

                                                        $(000)    Per Share
                                                        ------    ---------
Year ended October 31, 2003:

Net income                                            $  68,770      $2.13
                                                                     =====
Add:
Income taxes                                             21,717
Depreciation                                             10,990
Amortization                                              1,535
                                                       --------
"Cash flow"                                            $103,012      $3.19
                                                       ========

Shares (000)                                             32,274
                                                       ========

Plus (minus) six months ended April 30:
2004                                                                  1.75
2003                                                                 (1.41)
                                                                     -----
"Cash flow" per share for the 12 months
   ended April 30, 2004                                              $3.53
                                                                     =====


Forward-Looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These include certain statements about our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our revenue, anticipated market conditions, planned product launches and results of operations are forward-looking. To identify these statements look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, cost of complying with new corporate governance requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill, changes in accounting principles or estimates, including the potential cost of expensing stock options, and other events described in our Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2003. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Conference Call

The Cooper Companies will hold a conference call to discuss its second quarter results today at 2 p.m. Pacific Daylight Time. To access the live call in the United States, dial 1-888-482-0024. From outside the U.S. call, 1-617-801-9702. A replay will be available at 1-888-286-8010 approximately one hour after the call ends and remain available for five days. This call will also be broadcast live on The Cooper Companies' Web site, www.coopercos.com and at www.bestcalls.com and www.streetevents.com.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Lake Forest and Pleasanton, Calif. The World Wide Web address is www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision manufacturers and markets contact lenses and ophthalmic surgery products. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Norfolk, Va., Adelaide, Australia, Hamble, England, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women's healthcare market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Pasadena, Calif., North Normandy, Ill., Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin. Its Web address is www.coopersurgical.com.

Proclear'r' and Frequency'r' are registered trademarks of The Cooper Companies, Inc. and its subsidiaries or affiliates and are italicized in this news release.



                           FINANCIAL STATEMENTS FOLLOW

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income
                   -------------------------------------------
                (In thousands, except earnings per share amounts)
                                   (Unaudited)


                                                          Three Months Ended                 Six Months Ended
                                                                April 30,                         April 30,
                                                      --------------------------       -------------------------

                                                         2004            2003             2004            2003
                                                      ----------       ---------       ----------      ---------
Net sales                                               $120,552       $  96,368         $230,286       $190,382
Cost of sales                                             42,167          33,948           81,945         68,595
                                                        --------       ---------         --------       --------
Gross profit                                              78,385          62,420          148,341        121,787
Selling, general and administrative expense               48,877          39,590           92,114         77,467
Research and development expense                           1,222           1,279            2,747          2,594
Amortization of intangibles                                  463             399              808            755
                                                        --------       ---------         --------       --------
Operating income                                          27,823          21,152           52,672         40,971
Interest expense                                           1,488           1,688            2,979          3,512
Other income, net                                          1,182             818            1,662          1,296
                                                        --------       ---------         --------       --------
Income before income taxes                                27,517          20,282           51,355         38,755
Provision for income taxes                                 5,818           5,071           11,301          9,689
                                                        --------       ---------         --------       --------
Net income                                             $  21,699       $  15,211        $  40,054      $  29,066
                                                       =========       =========        =========      =========

Diluted earnings per share                             $    0.64       $    0.48        $    1.19      $    0.92
                                                       =========       =========        =========      =========

Number of shares used to compute
   diluted earnings per share                             33,931          31,789           33,742         31,696
                                                       =========       =========        =========      =========


                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                 (In thousands)
                                   (Unaudited)


                                                 April 30,  October 31,
                                                   2004        2003
                                                 --------   --------
                                     ASSETS

Current assets:
   Cash and cash equivalents                     $ 20,731   $ 47,433
   Trade receivables, net                          84,682     84,607
   Marketable securities                            2,372      5,746
   Inventories                                    103,266     89,718
   Deferred tax asset                              20,381     14,616
   Other current assets                            22,819     22,104
                                                 --------   --------
       Total current assets                       254,251    264,224
                                                 --------   --------
Property, plant and equipment, net                138,776    116,277
Goodwill                                          308,448    282,634
Other intangibles, net                             26,417     15,888
Deferred tax asset                                 12,667     22,367
Other assets                                        4,194      4,174
                                                 --------   --------
                                                 $744,753   $705,564
                                                 ========   ========

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Short-term debt                               $ 23,877   $ 20,658
   Other current liabilities                       89,591     97,656
                                                 --------   --------
       Total current liabilities                  113,468    118,314
Long-term debt                                    154,872    165,203
                                                 --------   --------
       Total liabilities                          268,340    283,517
Stockholders' equity                              476,413    422,047
                                                 --------   --------
                                                 $744,753   $705,564
                                                 ========   ========



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